Exhibit 99.1

PRO-PHARMACEUTICALS REPORTS FIRST QUARTER RESULTS

Newton, Mass. (May 15, 2008) — Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of first-in-class, carbohydrate-based targeted therapeutic compounds to treat cancer and liver fibrosis, today reported its financial results for the first quarter of fiscal 2008. These results are included in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2008, which has been filed with the SEC.

For the first quarter of 2008, the Company reported a total operating loss of approximately $1.4 million compared with a total operating loss of approximately $1.9 million for the same period in 2007. The loss for the first quarter of 2008 was approximately $2.0 million, or ($0.05) per share, basic and fully diluted, compared with approximately $5.6 million or ($0.16) per share basic and fully diluted, for the same period in 2007. Approximately $0.6 million of the first quarter 2008 results was non-cash expense related to the change in the fair value accounting of warrants as compared with approximately $3.7 million of non-cash expense related to the change in the fair value accounting of warrants and convertible debentures and non-cash interest expense in the first quarter of 2007.

“We are making progress towards our goal to commercialize DAVANAT®, our first-in-class carbohydrate-based therapeutic compound,” said Theodore Zucconi, Ph.D., President, Pro-Pharmaceuticals. “Our goal is to file a New Drug Application for DAVANAT® with the FDA this year and to file an Investigational New Drug (IND) application for our fibrosis compound late this year. The need to improve cancer and liver therapies is significant and represents large market opportunities.”

At March 31, 2008, the Company had cash of approximately $3.3 million. The Company completed two equity offerings in February 2008.

Research and development expense for the first quarter of 2008 was approximately $0.4 million, compared with approximately $0.7 million for the same period in 2007. The decrease was due primarily to lower compensation expense and lower patient activity in two ongoing Phase ll clinical trials.

General and Administrative expense for the first quarter of 2008 was approximately $1.0 million, compared with approximately $1.3 million for the first quarter of 2007. The decrease is primarily the result of lower compensation and accounting expense.

Pro-Pharmaceuticals, Inc. — Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is a clinical stage company engaged in the discovery, development and commercialization of carbohydrate-based, target therapeutic compounds for advanced treatment of cancer, liver, microbial and inflammatory diseases. The Company’s initial focus is the development of carbohydrate polymers to treat cancer patients. DAVANAT®, the Company’s lead product candidate, is a polysaccharide drug whose mechanism of action is based upon binding to lectins on the cell surface. This form of target therapy may allow for higher doses of chemotherapy administration with no increase in toxicity. The Company’s technology is also being used to develop new chemical entities to treat serious diseases such as liver and kidney fibrosis. The Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors and not place undue reliance on forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company’s views as of the date of this news release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Advancing Drugs Through Glycoscience and DAVANAT are registered trademarks of Pro-Pharmaceuticals.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033; squeglia@pro-pharmaceuticals.com.